NEWS RELEASE

LEGACY VENTURES APPOINTS MATT MERSON TO THE BOARD OF DIRECTORS

Las Vegas, Nevada – October 21, 2015 – Legacy Ventures International Inc. of Nevada (“Legacy Ventures” or the “Company”) (OTCQB: LGYV) is pleased to announce that Mr. Matthew Merson has joined the board of directors of the Company.  Mr. Merson is currently Vice President of Boxed Water is Better, LLC based in Grand Rapids, Michigan.

Mr. Merson is a senior sales and marketing executive having spent the last 25 years in the branded food and beverage space including positions with Dannon Yogurt (OTCQX: DANOY), Sara Lee (now NYSE:TSN), Glaceau Vitaminwater, Coca-Cola (NYSE: KO), Aramark (NYSE: ARMK), and ZICO Beverages, LLC. Both Glaceau and ZICO were acquired by Coca-Cola.

“We are very excited Mr. Merson has joined our team as we help to build the market for Boxed Water outside the United States.  Matt will provide a valuable insight and expertise to help develop and expand the Legacy Ventures portfolio”, states Mr. Evan Clifford, CEO of Legacy Ventures.

Over the past decade, Mr. Merson has specialized in the start-up of disruptive and emerging brands and has expertise in all functional areas including operations, finance, marketing and sales. He received a BA in Communications from the State University of New York at Albany and an MBA in Marketing Management from the Lubin Graduate Business School at Pace University in New York.

Mr. Merson has served on the Board of Directors at the Society for Hospitality and Foodservice Management since 1994 and was Chairperson for the Society’s Foundation. He also sits on the advisory boards of several other food and beverage start up organizations, all in the health and wellness space.

Legacy Ventures recently acquired RM Fresh Brands of Toronto, one of the distributors of Boxed Water.

Legacy Ventures International Inc.

www.legacyventuresinc.com

Canadian Office:

3413 Wolfedale Road

Suite 4

Mississauga, Ontario

L5C 1V8

Evan Clifford, CEO

Tel: 1-800-918-3362